EXHIBIT 10.15
SOUTHWEST AIRLINES CO.
SEVERANCE PLAN FOR DIRECTORS
May 2000
1. Purpose. The purpose of this Severance Plan for Directors of Southwest Airlines Co. is to improve the Company’s ability to attract and retain highly qualified individuals to serve as directors of the Company; to provide competitive remuneration for Board service; and to recognize service on the Board of Directors.
2. Effective Date. The effective date of the Plan shall be the date of its adoption by the Board of Directors.
3. Mandatory Retirement. Each member of the Board of Directors shall retire no later than the first Annual Meeting of the Shareholders after such Director’s 72nd birthday. The Bylaws of the Company shall reflect this policy.
4. Severance benefits for Board Members. Upon retirement from the Board of Directors, a Director who has served at least five years as of the date of retirement shall be entitled to a cash payment of $35,000 and a Director who has served at least ten years shall be entitled to a cash payment of $75,000. Further, a Director who has served at least ten years as of the date of retirement shall be entitled to an unlimited number of Nonrevenue Must Ride passes for the use of Director and his/her spouse for the remainder of the life of the Director. Use of such passes shall be subject to the regulations of the Company for nonrevenue travel.
     For purposes of this paragraph 4, service on the Board shall include service on the Board of Directors of Southwest Airlines Co. and service on the Board of Directors of Morris Air Corporation.